Exhibit 99.1

SWM RETIREMENT SAVINGS PLAN II

Financial Statements as of December 31, 2020 and 2019 and for the Year Ended December 31, 2020, Supplemental Schedules as of and for the year ended December 31, 2020 and Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020	2

Notes to Financial Statements as of December 31, 2020 and 2019	3

SUPPLEMENTAL SCHEDULES:

Schedule of Assets (Held at End of Year) as of December 31, 2020	9

Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2020	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Human Resources Committee of
the SWM Retirement Saving Plan II

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the SWM Retirement Savings Plan II (the Plan) as of December 31, 2020 and 2019, and the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedule of assets (held at end of year) as of December 31, 2020 and supplemental schedule of delinquent participant contributions for the year ended December 31, 2020, have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

We have served as the Plan’s auditor since 2019.

Atlanta, Georgia
June 25, 2021

SWM RETIREMENT SAVINGS PLAN II
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
Assets:

Investments, at fair value	$53,182,600	$38,375,804

Receivables:
Participant contributions	37,969	51,554
Employer contributions	94,692	70,376
Notes receivable from participants	686,347	490,552

Total receivables	819,008	612,482

Net assets available for benefits	$54,001,608	$38,988,286

See accompanying notes to financial statements.

SWM RETIREMENT SAVINGS PLAN II
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2020

ADDITIONS:

Investment income:
Net appreciation in fair value of investments	$6,601,567
Interest and dividends	740,784
Total investment income		7,342,351

Contributions:
Participants	2,432,822
Employer	1,357,806
Rollovers from other plans	9,227,692

Total contributions		13,018,320

Interest from notes receivable from participants		31,146

Total additions		20,391,817

DEDUCTIONS:

Administrative fees		(58,577)
Distributions to participants		(5,319,918)

Total deductions		(5,378,495)

Net increase in net assets available for benefits		15,013,322

Net assets available for benefits:
-Beginning of year		38,988,286

-End of year		$54,001,608

See accompanying notes to financial statements.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the SWM Retirement Savings Plan II (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan covering substantially all employees of Conwed Plastics, LLC (the “Company”), a subsidiary of Schweitzer-Mauduit International, Inc. (SWM), excluding certain non-resident aliens, leased employees and employees covered by a collective bargaining agreement (CBA) unless the CBA requires participation. The majority of employees are eligible to participate following one month of continuous service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan’s Human Resources Committee oversees governance of the Plan, determines the appropriateness of the Plan’s investment offerings, monitors investment performance, and reports to the Plan’s Board of Directors.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (IRS), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

The Plan has implemented certain requirements by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Setting Every Community Up for Retirement Enhancement Act of 2019 (the “SECURE Act”). Participants should refer to plan documents for specific changes made to the Plan. Written amendments to the Plan to reflect these operational changes will be adopted at a later date in accordance with applicable laws and IRS guidance.

Contributions - Participants may elect to defer from 1% to 75% of their annual compensation as defined in the Plan. The participants may elect to have the 401(k) portion as pretax elective deferrals and/or Roth elective deferrals. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollovers). Participants direct the investment of their contributions into various investment options offered by the Plan, including the Schweitzer-Mauduit International, Inc. Common Stock Fund (SWM Stock Fund) that invests in shares of SWM.

The Company’s matching contribution, as well as any discretionary contributions to the Plan, is determined by the Board of Directors. The safe harbor employer matching contribution is 100% of the first 3% of compensation, 50% of the next 4 - 8% of compensation, and 25% of the next 2% of compensation. Union participants are excluded from the safe harbor match formula and receive a discretionary match of 100% of the first 6% of compensation. Non-union participants are excluded from the discretionary match. Contributions are subject to certain statutory limitations.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and Company matching contributions and Plan earnings. Participant accounts are charged with withdrawals, losses, and an allocation of administrative expenses. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

1.PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2.

Payment of Benefits and Forfeitures - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution. The CARES Act allowed for special withdrawal provisions applicable for the 2020 Plan year.

The balance in the forfeiture account will be used to reduce employer contributions and/or administrative expenses. As of December 31, 2020 and 2019, total forfeitures available to reduce employer contributions and/or administrative expenses totaled $80,338 and $118,467, respectively. For the year ended December 31, 2020, employer contributions and administrative expenses were reduced by $36,886 and $19,423, respectively, from forfeited amounts.

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's SWM Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SWM Stock Fund accounts should be tendered in response to offers therefore.

Vesting - Participants are immediately vested in their safe harbor matching contributions, discretionary contributions and voluntary contributions plus actual earnings thereon.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition - As of December 31, 2020 and 2019, all investments were held by John Hancock Trust Company LLC (the “Trustee”) and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Plan’s Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisor and trustee.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included as a reduction in net appreciation in fair value of investments.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2020 and 2019, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Recently Adopted Accounting Standards - In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The Plan adopted this ASU effective January 1, 2020, and the adoption of this standard did not have a material impact on the financial statements or the presentation of the Plan’s fair value measurement disclosures.

3.    FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

3.    FAIR VALUE MEASUREMENTS (Continued)

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. As of December 31, 2020 and 2019, there have been no changes in the methodologies used.

SWM Stock Fund: The SWM Stock Fund is a unitized fund which includes SWM common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SWM Stock Fund plus the amount of cash. As of December 31, 2020 and 2019, the amount of cash totaled $11,768 and $327, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (NYSE). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Stable value fund: Valued at NAV as a practical expedient, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

3. FAIR VALUE MEASUREMENTS (Continued)
The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2020 and December 31, 2019:

	Assets at Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total

SWM Stock fund	$—	$171,844	$—	$171,844
Registered investment companies	45,777,480	—	—	45,777,480
Total assets in the fair value hierarchy	$45,777,480	$171,844	$—	$45,949,324
Investments measured at NAV				7,233,276
Investments, at fair value				$53,182,600

	Assets at Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total

SWM Stock fund	$—	$4,988	$—	$4,988
Registered investment companies	30,667,115	—	—	30,667,115
Total assets in the fair value hierarchy	$30,667,115	$4,988	$—	$30,672,103
Investments measured at NAV				7,703,701
Investments, at fair value				$38,375,804

Fair Value of Investments in Entities that Use NAV

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2020 and 2019, respectively.

December 31, 2020	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$7,233,276	N/A	Daily	N/A

December 31, 2019	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$7,703,701	N/A	Daily	N/A

4. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS
As of December 31, 2020 and 2019, the Plan’s SWM Stock Fund held shares of the Company's common stock. For the year ended December 31, 2020, the Plan purchased shares for $133,564, sold shares for $8,034, had net appreciation of $36,508, and had interest and dividends of $4,818 related to the SWM Stock Fund. As of December 31, 2020 and 2019, the balance of SWM Stock Fund was $171,844 and $4,988, respectively.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019

4. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS (Continued)

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held. Party-in-interest transactions also include loans made to participants.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

5. PRIORITIES UPON TERMINATION OF THE PLAN
The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6. TAX STATUS
The Plan uses a Prototype Plan document sponsored by John Hancock Retirement Plan Services LLC. John Hancock Retirement Plan Services LLC received an opinion letter from the IRS, dated May 18, 2015 which stated that the prototype plan satisfies the applicable provisions of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. As a result of the spread of COVID-19, economic uncertainties have arisen and the impact of the COVID-19 outbreak on the amounts reported in the Plan’s financial statements cannot be predicted at this time.

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2020
Plan No. 003
EIN No. 13-4293025

		Description of Investment
	Identity of Issue	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		SWM Stock Fund:
*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock	3,981	(A)	$160,076
	PIMCO	PIMCO Government Money Market Admin	11,768	(A)	11,768
		Total SWM Stock Fund			171,844

		Registered Investment Companies:
	T. Rowe Price	T Rowe Price Growth Stock Fund	108,643	(A)	10,531,895
	Vanguard	Vanguard Institutional Index (Inst)	20,071	(A)	6,653,020
	Vanguard	Vanguard Target Retirement 2025 Fund	196,875	(A)	4,240,688
	Meridian	Meridian Small Cap Growth Inst	140,280	(A)	2,846,277
	Vanguard	Vanguard Target Retirement 2030 Fund	68,837	(A)	2,791,327
	Delaware	Delaware Value Fund Inst	98,458	(A)	2,145,400
	Vanguard	Vanguard Target Retirement 2035 Fund	78,868	(A)	1,989,051
	Vanguard	Vanguard Total Bond Market Index Adm	155,271	(A)	1,804,244
	Vanguard	Vanguard Dev Markets Index Adm	117,147	(A)	1,784,153
	Vanguard	Vanguard Mid Cap Index Adm	6,270	(A)	1,607,656
	Vanguard	Vanguard Target Retirement 2040 Fund	31,238	(A)	1,382,915
	Metwest	Metwest Total Ret Bond I	116,372	(A)	1,301,034
	Federated Investments	Federal Inst High Yield Bond I	104,534	(A)	1,042,207
	Vanguard	Vanguard Target Retirement 2050 Fund	21,096	(A)	958,797
	Vanguard	Vanguard Target Retirement 2015 Fund	50,109	(A)	788,220
	Vanguard	Vanguard Sm Cap Index Fund Adm	8,334	(A)	776,916
	Vanguard	Vanguard Target Retirement 2020 Fund	21,231	(A)	728,011
	Vanguard	Vanguard Target Retirement 2045 Fund	24,624	(A)	694,143
	Vanguard	Vanguard Target Retirement 2055 Fund	9,178	(A)	452,842
	Vanguard	Vanguard Target Retirement Income Fund	22,683	(A)	338,656
	Hartford	Hartford Intl Opportunity Y	15,103	(A)	311,887
	Vanguard	Vanguard Target Retirement 2060 Fund	6,157	(A)	268,373
	Hartford	The Hartford Mid Cap Fund R6	2,755	(A)	119,228
	Franklin	Franklin Sm Cap Value Fund R6	1,874	(A)	99,852
	Wells Fargo	Wells Fargo Adv Sp Mid Cap Ins	1,674	(A)	72,455
	PIMCO	PIMCO Int Bd USD Hedged Inst	4,349	(A)	48,233
		Total Registered Investment Companies			45,777,480

	Putnam	Stable Value Fund	7,233,276	(A)	7,233,276
*	Notes receivable from participants	Interest rates: 4.25% - 9.00%; Matures: January 2021 - March 2042	n/a	-0-	686,347
	Total Investments				$53,868,947
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
See Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
Form 5500, Schedule H, Part IV, Line 4a, December 31, 2020
Plan No. 003
EIN No. 13-4293025

Participant Contributions Transferred Late to Plan	Total that Constitute Non-exempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included [ ]	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under FSCP and PTE 2002-51
Various 2019 payroll periods	N/A	$111,924	N/A	N/A

See Report of Independent Registered Public Accounting Firm